Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr.
(614) 870-5604
CORE MOLDING TECHNOLOGIES ANNOUNCES REPURCHASE OF COMMON STOCK HELD BY INTERNATIONAL TRUCK AND ENGINE CORPORATION AND THE ADOPTION OF STOCKHOLDER RIGHTS PLAN.
     COLUMBUS, OH — July 19, 2007 — Core Molding Technologies, Inc. (AMEX: CMT) announced today that it has repurchased 3,600,000 shares of the Company’s common stock or approximately 35% of its total shares outstanding. The repurchased shares were acquired from International Truck and Engine Corporation for $7.25 per share. The Company used $19 million of existing cash and $7.1 million from its revolving line of credit to fund the $26.1 million purchase. In connection with the repurchase Core Molding has increased its line of credit from $7.5 to $15 million.
     International Truck and Engine Corporation will continue to be a significant shareholder in Core Molding with 664,000 shares, or approximately 9.8% of the shares outstanding, after the repurchase. Prior to the repurchase, International held approximately 41% of Core Molding’s outstanding shares.
     International’s ownership began in 1996 when International sold its Columbus Plastics unit to Core Molding for 4,264,000 shares of Core Molding stock and a secured note, which has since been repaid. International is Core Molding’s largest customer, accounting for approximately 50% of the Company’s sales under a comprehensive supply agreement that runs through October 2011.
     “We are confident in our future growth prospects and believe this stock repurchase represents an attractive use of our capital and reflects our commitment to building long-term stockholder value,” said Kevin L. Barnett, President and Chief Executive Officer. “We are also pleased that International has elected to maintain a meaningful investment in Core Molding and we anticipate business as usual with International going forward.”
     Terry M. Endsley, Senior Vice President and Treasurer of International Truck and Engine Corporation, said, “It has always been our intent to reduce our equity stake in Core Molding and redeploy those resources to support our own business growth. We are pleased with Core’s strategic direction, operational performance and management team and we look forward to our continuing relationship as both a customer and a shareholder.”

     The Company also announced that it has adopted a Stockholder Rights Plan. The plan was adopted in light of the repurchase of Company stock from International. Kevin L. Barnett, President and Chief Executive Officer, said: “The purpose of the plan is to protect the interests of our stockholders by encouraging potential buyers to negotiate directly with the Board prior to attempting a takeover. The plan was not adopted in response to any specific takeover proposal but was to ensure that all stockholders receive fair and equal treatment in the event of a proposed takeover, and to protect the Company and its stockholders from abusive acquisition tactics and inadequate or coercive takeover bids.”
     Under the plan, each shareholder will receive a dividend of one right per share of common stock of the Company owned as of the record date. The rights will not initially be exercisable until, subject to action by the Board of Directors, a person acquires 15% or more of the voting stock without approval of the Board. If the rights become exercisable, all holders except the party triggering the rights shall be entitled to purchase shares of the Company at a discount.
     Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. The Company’s processing capabilities include the compression molding of SMC, resin transfer molding, multiple insert tooling (MIT), resin transfer molding, spray up and hand lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including light, medium and heavy-duty trucks, automobiles, automobile aftermarket, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus and Batavia, Ohio, Gaffney, South Carolina, and Matamoros, Mexico. More information on Core Molding Technologies can be found at www.coremt.com.
This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies’ operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.
Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; general economic conditions in the markets in which Core Molding Technologies operates; dependence upon three major customers as the primary source of Core Molding Technologies’ sales revenues; efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract key personnel; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2006 Annual Report to Shareholders on Form 10-K.